FOR IMMEDIATE RELEASE
CONTACTS:

Michael Huang, Chief Operating Officer	Stephen D. Axelrod, CFA
Sino-Global, Beijing	Wolfe Axelrod Weinberger Assoc. LLC
+86-10-6439-1888	Tel. (212) 370-4500 Fax (212) 370-4505

SINO-GLOBAL DISCUSSES TRANSITION PLAN IN CONNECTION WITH RETIREMENT OF

CHIEF FINANCIAL OFFICER MR. ZHANG MINGWEI

Beijing, China – August 8, 2013 – Sino-Global Shipping America, Ltd. (Nasdaq: SINO), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced the planned retirement of its long-term Chief Financial Officer, Mr. Zhang Mingwei. Mr. Zhang’s retirement is expected after the Company files its upcoming annual report.

Mr. Cao Lei, Sino-Global’s Chief Executive Officer, stated, “We are extremely appreciative of the years of dedication and service Mingwei has given to Sino-Global. He was instrumental in many aspects of our Company even dating back to our days before we were publicly held. On behalf of the board of directors, shareholders and employees, we thank Mingwei for his guidance and support and appreciate his counsel. We wish him well and expect a smooth transition due to Mingwei’s willingness to serve our Company through the filing of the upcoming annual report. This advanced planning will allow us to complete a thorough search for a qualified CFO to replace Mingwei. We plan to confine our search to CPAs who have at least 15 years of experience with US GAAP as an auditor or CFO for publicly traded companies. Given our international focus and our future expansion plans, our new CFO will need to be very familiar with mergers and acquisitions and cross-border transactions. Experience with financial due diligence will also be important to ensure that any acquisitions are well reviewed prior to completion. We have already begun interviewing candidates and hope to advise shareholders of a hiring decision in the near future.”

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and with operations in mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services. With local branches in most of China's main ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also cooperates with companies in Hong Kong, China, India, and South Africa to offer comprehensive shipping agent services to vessels going to and from some of the world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9001 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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